Exhibit 10.3

AMENDMENT NO. 1 TO

POST-RETIREMENT MEDICAL BENEFITS COVERAGE AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Post-Retirement Medical Benefits Coverage Agreement effective as of December 27, 2007 is entered into effective as of January 31, 2017, by VCA Inc., a Delaware corporation (the “Company”), and Neil Tauber, an individual (“Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to that certain Post-Retirement Medical Benefits Coverage Agreement, effective as of December 27, 2007 (the “Agreement”); and

WHEREAS, the Company and Executive desire to amend the Agreement as provided for herein.

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the terms, covenants and conditions contained herein, the parties hereto amend the Agreement as follows:

1.    Section 1.1 of the Agreement hereby is amended and restated to read in full as follows:

1.1.    “Following termination of Executive’s position as an employee of the Company, at Executive’s option, the Company shall continue to provide medical benefits coverage for Executive and his family (for all purposes of this agreement, references to family or spouse shall include a registered domestic partner) commencing on or after the date Executive attains (or in the case of surviving family, would have attained) age 60, until the last to occur of (a) Executive’s death, (b) the death of Executive’s spouse, or (c) the end of the month in which occurs the attainment of age 30 by each of Executive’s children; provided, however, that medical benefit coverage for each of Executive’s children shall cease at the end of the month in which such child’s 30th birthday occurs (unless such child is disabled, in which case coverage shall continue), if earlier. Such medical benefits coverage shall be at least as favorable as the most favorable level, type and basis of medical coverage provided to Executive and his family at any time within five years before termination of Executive’s employment with the Company. Upon Executive’s or any eligible family member’s eligibility for Medicare (or a similar program), Executive or any such eligible family member shall have the option, but not the obligation, to enroll in Medicare (or such similar program). If Executive or any eligible family member elects to enroll in such program, then the Company’s obligation hereunder to such enrolled person shall be limited thereafter to providing Medicare supplemental coverage and executive medical excess claims insurance coverage (to the extent such coverage continues to be in effect immediately prior to Executive’s termination of employment) or substantially similar policies. Any reference in this Agreement to the term “Executive Edge Medical Reimbursement Insurance” means executive medical excess claims insurance coverage.”

2.    A new Section 1.4 hereby is added to read in full as follows:

“1.4    In addition to the medical benefits coverage provided in Section 1.1, for a period of seven years following the date of termination of Executive’s position as an employee of the Company, Executive will continue to be eligible for pet care benefits (currently, in the form of an employee discount) on the same terms as provided from time to time by the Company to its executive officers; provided, however, that nothing contained in this Agreement will, in any manner whatsoever, directly or indirectly, require the Company to maintain pet care benefits for its executive officers or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing, or otherwise terminating the pet care benefits provided at any time to its executive officers (whether before or after the date of Executive’s termination).”

3.    The introductory paragraph of Section 3 of the Agreement hereby is amended and restated to read in full as follows:

“3.    Conditions to Coverage. Notwithstanding the provisions of Section 1.1 hereof, the obligation to provide medical benefits coverage and pet care benefits under this Agreement shall be subject to the following additional limitations and conditions, as applicable.”

4.    The introductory paragraph of Section 3.2 of the Agreement hereby is amended and restated to read in full as follows:

“3.2.    The coverage under this Agreement shall cease and Company shall have no further obligation to provide medical benefits coverage or pet care benefits to Executive or to any eligible family member in the event that Executive directly or indirectly causes any person or entity controlled by Executive:”

5.    Effect of Amendment. Except as specifically set forth above, the Agreement shall remain in full force and effect, and is hereby ratified and confirmed, as expressly amended hereby, in all respects.

6.    Miscellaneous. This Amendment may be executed in any number of counterparts, each of which will be considered to be an original, and all such executed counterparts will together constitute one document. The provisions of this Amendment are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable. No amendment or modification of this Amendment or waiver of the terms and conditions hereof shall be binding unless approved in writing by each of the parties hereto. Except to the extent governed by the Employee Retirement Income Security Act of 1974, as amended, this Amendment shall be governed by and construed in accordance with the laws of the state of California, without regard to its conflict of laws provisions.

Signature page follows

IN WITNESS WHEREOF, each of the parties has signed this Amendment on the date opposite their signature below.

VCA INC.

Date: January 31, 2017	/s/ Robert L. Antin
	By:	Robert L. Antin
	Its:	Chief Executive Officer

EXECUTIVE

Date: January 31, 2017	/s/ Neil Tauber
Neil Tauber